IPC INFORMATION SYSTEMS TO BE ACQUIRED BY CABLE SYSTEMS HOLDING;
LEADING FINANCIAL TRADING TECHNOLOGY FIRM TO BE ACQUIRED FOR $253
MILLION

NEW YORK, DECEMBER 19, 1997 -- IPC Information Systems (NASDAQ: IPCI), a leading provider of financial trading services worldwide, today announced that it has signed a definitive agreement to be acquired by Cable Systems Holding, LLC and its subsidiary, Cable Systems International, Inc. (Cable Systems). The transaction, which is structured as a leveraged recapitalization, is valued at $253 million including debt.

Under the terms of the agreement, which is subject to majority shareholder approval and regulatory review, Cable Systems will purchase a minimum of 54 percent and as much as 90 percent of the outstanding shares of IPC for $21 per share. Shareholders will have the option to receive $21 per share in cash, or to retain a portion of their equity, not to exceed 46 percent in total, in the recapitalized company. Total cash consideration to shareholders in the event of a purchase of 90% of the total equity outstanding by Cable Systems would be $204 million. Deutsche Morgan Grenfell is advising IPC on the transaction.

The agreement also calls for IPC to raise an additional $157 million in high yield debt, and up to $75 million through a revolving credit facility, with proceeds to be used in part to pay shareholders who elect to receive cash. Morgan Stanley Dean Witter is working with Cable Systems to arrange the debt financing.

Richard P. Kleinknecht and Peter J. Kleinknecht, who currently serve as Chairman and Vice-Chairman of IPC, respectively, together hold a majority of the outstanding shares in the company. According to IPC, the two brothers have agreed to vote their shares in favor of the transaction at the shareholders' meeting, which is expected to take place within the first three months of 1998 concurrent with the completion of the high yield financing. Richard P. Kleinknecht has also agreed to roll over a portion of his shareholdings so that he will own 10 percent of IPC upon completion of the deal, the company said.

At the consummation of the merger, it is expected that Peter Woog of Cable Systems will become Chairman of the IPC Board, and Richard P. Kleinknecht will become Vice Chairman.

"This transaction will give IPC the resources we need to invest in our growth, and to continue our successful international expansion program," said Richard P. Kleinknecht, Chairman of IPC. "We became the global leader in turrets and other financial trading systems by keeping pace with the technology demands of our clients, who are the leading financial institutions in the world."

IPC's main offices are in New York and London, in addition to more than 18 offices world-wide. The company's core business is providing voice trading systems to the financial services industry. Its TRADENET(R) family of turrets are the most widely installed voice trading systems in the world. IPC's Information Transport Systems (I.T.S.) division handles systems integration and networking services for trading floors and is one of the leading value added resellers of networking hardware to the financial services industry. In 1995, IPC acquired International Exchange Networks Ltd., now



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named IXnet, a global virtual private network connecting more than 150 broker-dealer firms; providing both inter- and intra-firm connectivity throughout the world.

Cable Systems Holding Limited Liability Company ("CSHLLC") is headquartered in Phoenix, Arizona. CSHLLC has two operating subsidiaries - Cable Systems International (CSI), a manufacturer of telecommunications products for outside plant, customer premises, and broadband networks and LoDan Electronics, Inc., a manufacturer of specialized cable assemblies and contract assembly services.

IPC Information Systems, Inc. (NASDAQ:IPCI) is a world leader in the delivery of integrated multimedia communications solutions to the financial trading industry. IPC serves customers in more than 35 countries. Its patented digital TRADENET MX(R) turret is the most widely installed voice trading system in the world; IPC has over 80,000 turret positions in use today. With its subsidiary, IXnet, IPC has created the first global virtual private network, connecting trading companies with customers and counterparts around the world. In addition, IPC installs and maintains communications cable infrastructure, video and call logging systems, communication integration services, and complete customer care programs. For more information, visit IPC's Web site at WWW.IPC.COM.

This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. These comments constitute forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the information discussed in these forward looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential countries, the ability to secure partnership or join-venture relationships with other entities, the ability to raise additional capital to finance the transaction and expansion, and the risks inherent in new product and service introductions and the entry into new geographic markets.